Table 7
Avis Budget Group, Inc.
SEGMENT PER-UNIT FLEET COST RECONCILATION
(In millions, except as noted)

Effective January 1, 2018, management will begin measuring per-unit fleet cost as vehicle depreciation and lease charges, net divided by average fleet. We believe this is meaningful to investors as it represents a measurement of underlying depreciation and lease charges, net per vehicle per month in our business. Our calculation of per-unit fleet cost may not be comparable to the calculation of similarly-titled statistics by other companies. Currency exchange rate effects are calculated by translating the current-year results at the prior-period average exchange rate. The table below illustrates the reconciliation of per-unit fleet cost.

	FOR THE YEAR ENDED DECEMBER 31, 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas
Vehicle depreciation and lease charges, net	$396	$461	$445	$369	$1,671
Currency exchange rate effects	(1)	1	(1)	(1)	(2)
Vehicle depreciation and lease charges, net excluding exchange rate effects	$395	$462	$444	$368	$1,669
Average fleet (in units)	394,712	446,104	451,817	393,509	421,536
Per-unit fleet cost (in $'s)	$1,005	$1,034	$985	$937	$3,965
Number of months in period	3	3	3	3	12
Per-unit fleet cost per month (in $'s)	$335	$345	$328	$312	$330
Per-unit fleet cost per month excluding exchange rate effects (in $'s)	$334	$345	$327	$312	$330

International
Vehicle depreciation and lease charges, net	$108	$136	$171	$135	$550
Currency exchange rate effects	3	3	(7)	(8)	(9)
Vehicle depreciation and lease charges, net excluding exchange rate effects	$111	$139	$164	$127	$541
Average fleet (in units)	170,535	210,734	247,743	193,297	205,577
Per-unit fleet cost (in $'s)	$628	$648	$691	$697	$2,672
Number of months in period	3	3	3	3	12
Per-unit fleet cost per month (in $'s)	$209	$216	$230	$232	$223
Per-unit fleet cost per month excluding exchange rate effects (in $'s)	$214	$221	$221	$218	$219

Total
Vehicle depreciation and lease charges, net	$504	$597	$616	$504	$2,221
Currency exchange rate effects	2	4	(8)	(9)	(11)
Vehicle depreciation and lease charges, net excluding exchange rate effects	$506	$601	$608	$495	$2,210
Average fleet (in units)	565,247	656,838	699,560	586,806	627,113
Per-unit fleet cost (in $'s)	$891	$910	$881	$858	$3,541
Number of months in period	3	3	3	3	12
Per-unit fleet cost per month (in $'s)	$297	$303	$294	$286	$295
Per-unit fleet cost per month excluding exchange rate effects (in $'s)	$298	$305	$290	$281	$294

	FOR THE YEAR ENDED DECEMBER 31, 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Americas
Vehicle depreciation and lease charges, net	$363	$413	$424	$359	$1,559
Average fleet (in units)	387,874	437,024	454,618	385,662	416,295
Per-unit fleet cost (in $'s)	$936	$944	$933	$931	$3,745
Number of months in period	3	3	3	3	12
Per-unit fleet cost per month (in $'s)	$312	$315	$311	$310	$312

International
Vehicle depreciation and lease charges, net	$100	$119	$152	$117	$488
Average fleet (in units)	154,844	189,176	219,195	170,006	183,305
Per-unit fleet cost (in $'s)	$647	$633	$692	$689	$2,666
Number of months in period	3	3	3	3	12
Per-unit fleet cost per month (in $'s)	$216	$211	$231	$230	$222

Total
Vehicle depreciation and lease charges, net	$463	$532	$576	$476	$2,047
Average fleet (in units)	542,718	626,200	673,813	555,668	599,600
Per-unit fleet cost (in $'s)	$853	$850	$855	$857	$3,415
Number of months in period	3	3	3	3	12
Per-unit fleet cost per month (in $'s)	$284	$283	$285	$286	$285